Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE COMPANY

Michael Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE TO ISSUE SPECIAL DIVIDEND OF $1.00 PER SHARE

TAMPA, FL – December 7, 2012 – Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced that the Board of Directors has declared a special cash dividend on Kforce common stock of $1.00 per share, payable December 27, 2012, to shareholders of record as of the close of business on December 17, 2012. The aggregate amount of payment to be made in connection with this special dividend is expected to be approximately $35 million.

David L. Dunkel, Chairman and CEO stated, “We are pleased to be in the position to announce a significant special dividend. We believe that our present level of liquidity warrants the distribution to shareholders, which our Board of Directors approved today, and that Kforce has prudently used its credit facility in the past to drive shareholder value while limiting financial leverage. We believe that after this distribution the Company has adequate financial means to execute future growth strategies, pay down debt and remain opportunistic in repurchasing shares.”

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,200 associates and approximately 10,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.